Exhibit 99.2

Http://WorldMortgageExchange.Net

Pop Starz Records, Inc. Board changes name and enacts business model

Atlanta, GA, September 17, 2009 Pop Starz Records (OTCBB:PRSZ) the Board of Directors of Pop Starz Records, Inc. passed a resolution authorization the change of the name of the corporation to World Mortgage Exchange Group, Inc. “WMEG” and enacts new business model. WMEG will be designed to become a diversified asset holding company that will be focused primarily on lending, financing, asset management, and real estate development. WMEG will have three principal operating units: 1) A Mortgage lending company with a patentable 49 year mortgage loan product; 2.) An Asset Management and Investment Company; and 3) A Real Estate Development Company.

WMEG’s structure allows it to operate as a closed loop “Wealth Creating Entity” with a profitable business model, which is focused on the long term outcome for our customers, investors and the country, rather that short term income gains. The business model contains motivational principles that are uniquely different from those of most companies. Our goal is to generate a profit, not at the expense of our customers but as a method of creating value for them.

WMEG’s mission will be to provide an economic stimulus to individuals, families, investors and institutions by investing assets into home loans and the current undervalued real estate market, while managing those assets to reduce risk, increase capital appreciation and increase profit for the Companies shareholders.

As WMEG fulfills this mission, it will provide the following;

•	Assist individuals and families in achieving and preserving their dream of home ownership.
•	Assist community banks in achieving financial stability.
•	Restore confidence in community banks and the residential/commercial real estate markets.
•	Stimulate local economies beginning with Main Street by creating job opportunities at the consumer level.

As an Asset holding Company WMEG will purchase deeply discounted real estate for the specific purpose of developing projects acquired from private sellers and community banks. It will then sell the residential properties to individual consumers featuring an in-house 49 year mortgage program.

WMEG’s private mortgage program will assist individual consumers in purchasing their dream home while reducing their monthly payments. The WMEG’s Mortgage will also enhance the value of the company’s entire residential portfolio.

WMEG’s 49 Year mortgage Program Highlights include:

•	Repayment term of 49 years with no prepayment penalty
•	Low fixed rate of interest
•	3% down payment required (Loan amount up to 97% LTV)
•	Fully assumable with credit approval authorization
•	No costly mortgage insurance
•	Common sense underwriting standards (ability to pay versus a focus of credit score)
•	“Deferred Payment Reward program” with a clean previous payment record option to defer one payment per year
•	Real Estate properties financed by assumable 49 year WMEG Mortgage Program will see an increase in value due to
•	enhanced secondary marketability.

The WMEG Mortgage Program will be funded by portfolio funds which will allow WMEG to establish their own loan guide lines. These flexible guide lines have been developed by mortgage experts and will provide the consumer with an easier and better way to obtain a mortgage, at the same time providing the company with security and confidence in the mortgage assets.

WMEG’s Asset Management Division (AMD) will provide the platform to trade and invest in the world financial exchanges and its revenue generating source would work in conjunction with major domestic and international banks. The AMD will provide the funds for all WMEG’s business activities and operations.

WMEG has also developed a strategic plan that will assist Community Banks in clearing their books of non-performing loans which in-turn will open up the current credit dilemma. The end result will be a bank financial balance sheet without non-performing loans, a lower bad debt reserve, and an increase in capital cash reserves allowing for new credit lending. WMEG will benefit by being able to acquire real estate assets at deeply discounted prices with “built in” equity and an interest in community banks through bank stock ownership.

WMEG will accomplish its Community bank mission by implementation of the following steps;

1)	Candidate banks will be identified through public banking reports and “internal banking sources”. The Community banks in the South Eastern US will be the initial targets.
2)	Value of the Bank’s real estate holdings will be determined by the FAS 114 and FAS 5 compliance reports now required by the FDIC and SEC.
3)

Purchase price of the real estate will be determined by the Bank’s FDIC Impairment Report. (The impairment Report will advise WMEG of the book value of the real estate currently being reported on the bank’s books.

4)	Value of the Bank’s stock will be determined by current banks reporting financial statements reduced by un-reported impairment losses.

The Candidate Community Banks will be offered, (1) a purchase price for the non-performing or impaired real estate properties, and (2) a cash infusion in exchange for bank stock. The Purchase Price for the “non performing” real estate is reduced by the amount of the capital stock purchase. After the transaction, the community bank’s balance sheet will have been strengthened and the book value of the bank’s stock increased therefore immediately affecting WMEG’s holdings.

Equity Partnerships will also be formed with local developers and builders who have impaired projects for the purpose of bringing their equity assets into the company. The developers, builders, and their contractors will then assist in the completion of the developments.

This Press release includes and is based on forward-looking information and statements that are subject to risks and uncertainties that could cause actual results to differ. Such forward-looking information and statements are based on current expectations, estimates and projections about global economic conditions, the economic conditions of the regions and industries that are major markets for WMEG and subsidiaries and affiliates lines of business. These expectations, estimates and projections are generally identifiable by statements containing words such as “expects”, “believes”, “estimates”, “will” or similar expressions. Important factors that could cause actual results to differ materially from those expectations include, among others, economic and market conditions in the geographic areas and industries that are or will be major markets for the World Mortgage Exchanges Group’s businesses, market acceptance of new products and services, changes in governmental regulations, interest rates, fluctuations in currency exchange rates and other factors as may be discussed from time to time.

Although WMEG believes that its expectations and the information in this press release were based upon reasonable assumptions at the time when they were made, it can give no assurance that those expectations will be achieved or that the actual results will be as set out in this press release. Neither WMEG nor any other company within the World Mortgage Exchange Group is making any representation or warranty, expressed or implied, as to the accuracy, reliability or completeness of the information in the press release, and neither WMEG or any other company within the WMEG, nor any of their directors, officers or employees will have any liability to you or any other persons resulting from your use of the information in the press release.

World Mortgage Exchange Group undertakes no obligation to publicly update or revise any forward-looking information or statements in the press release.